UNATION, LLC

AMENDED AND RESTATED OPERATING AGREEMENT

THE UNITS IN UNATION, LLC (THE "UNITS") ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN THIS AGREEMENT AND THE OTHER TERMS AND CONDITIONS OF THIS AGREEMENT. NEITHER THE UNITS NOR ANY PART THEREOF MAY BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT AND (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER ANY APPLICABLE STATE SECURITIES LAWS OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER SUCH SECURITIES LAWS OR WHICH IS OTHERWISE IN COMPLIANCE WITH SUCH SECURITIES LAWS AND (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OR WHICH IS OTHERWISE IN COMPLIANCE WITH THE SECURITIES ACT.

THE SERIES C UNITS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY STATE SECURITIES OR BLUE SKY LAWS. THE SECURITIES CANNOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT. IN ADDITION, THE SECURITIES CANNOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

This LIMITED LIABILITY COMPANY AMENDED AND RESTATED OPERATING AGREEMENT (this "Agreement" or this “Operating Agreement”) of UNATION, LLC, a Delaware limited liability company (the "Company") is enteredinto as of the 30th day of April, 2016, by and betweenthe Company and Marquesas Capital Partners, LLC, a Delaware limited liability company (“Marquesas”), which is the owner and holder of all Series A Units of the Company. This Agreement amends and restates in its entirety that certain Operating Agreement of UNATION, LLC, a Delaware limited liability company, dated June 10, 2010.

WHEREAS, the Company was formed as a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, as amended from time to time (the "Act"); and

WHEREAS, the Company and Marquesasdesire to enter into this Agreement in order to provide for the operation and management of the Company and the rights and obligations of the Members in connection therewith.

NOW, THEREFORE, in consideration of the foregoing, all of which is Incorporated in this Agreement by this reference as a material part of this Agreement, and the mutual promises and agreements herein made, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the undersigned Members hereby agree as follows:

ARTICLE I
FORMATION; DURATION AND PURPOSES

Section 1.1     Name. The name of the limited liability company that is the subject of this Agreement shall be UNATION, LLC.

Section 1.2     Formation.

OPERATING AGREEMENT	1	UNATION, LLC.

(a)

The Company's existence commenced on June 10, 2010 upon the filing of Articles of Organization (the "Certificate") in the office of the Delaware Secretary of State. The execution and filing of such Certificate is hereby ratified by the Company and Marquesas. The rights, liabilities and obligations of any Member with respect to the Company shall be determined in accordance with the Act, the Certificate and this Agreement. To the extent anything contained in this Agreement modifies, supplements or otherwise affects any such right, liability, or obligation arising under the Act, this Agreement shall supersede the Act to the extent not restricted thereby.

(b)

Any Officer and any other Person appointed by the Board of Managers shall hereinafter be authorized to cause the Company to be qualified, or registered under assumed or fictitious name statutes or similar laws, in any jurisdiction in which the Company transacts business. Such Person, as an authorized person within the meaning of the Act, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary or desirable for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

Section 1.3     Principal Business Office. The principal business office of the Company shall be located at 12802 Tampa Oaks Blvd, Suite 405, Tampa, Florida 33637, or at such other location as may hereafter be determined by the Board of Managers.

Section 1.4     Registered Office and Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Florida is Clay C. Schuett, 8200 113th Street North, Suite 104, Seminole, Florida 33772. At any time, the Board of Managers may designate another registered agent and/or registered office for the Company.

Section 1.5     Term of the Company. The term of the Company commenced on the date of the filing of the Certificate and shall be perpetual, unless the Company is sooner terminated and dissolved pursuant to the terms hereof. No Member may withdraw from the Company without the prior written consent of the Board of Managers, other than as expressly provided in this Agreement.

Section 1.6     Fiscal Year. The fiscal year of the Company shall end on December 31st of each year.

ARTICLE II
PURPOSE AND POWERS OF THE COMPANY

Section 2.1     Purpose. The Company is formed for the objective and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act as may be determined by the Board of Managers and engaging in any and all activities necessary, convenient, desirable or incidental to the foregoing. The initial purpose of the Company is to engage in the business of developing and operating an event-driven, social-networking platform called UNATION or “UNATION.com”.

Section 2.2     Powers. In furtherance of its purposes, the Company shall have the power and is hereby authorized to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in Section 2.1, including, but not limited to, the power to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States.

OPERATING AGREEMENT	2	UNATION, LLC.

ARTICLE III
MEMBERS; UNITS

Section 3.1     Units.

(a)

Generally. The limited liability company interests of the Company shall be classified in fourSeries of Units (each such interest in the Company, a "Unit" and collectively, the "Units"): Series A Units (each, a "Series A Unit" and collectively, the "Series A Units"),Series B Units (each, a "Series B Unit" and collectively, the "Series B Units"),Series B Restricted Profits Only Units (each, a “Series B Profits Unit” and collectively the “Series B Profits Units”), and Series C Units (each, a "Series C Unit" and collectively, the "Series C Units"). There shall be no limitation on the number of Units which may be issued and/or outstanding at any time, subject to the approval of the Board of Managers as to the timing of any such issuance and amount thereof. Until such time as additional Units of any Series have been authorized by the Board of Managers, Units shall consist of 2,000,000Series A Units (the “Series A Units”), 4,000,000Series B Units (the “Series B Units”), 1,000,000 Series B Profits Units (the “Series B Profits Units”),and 4,000,000 Series C Units (the “Series C Units”).

(b)

Series A Units. Each Series A Unit shall have the right toten (10) votes per Unit, shall be entitled to notice of any meeting of Members in accordance with this Agreement, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Furthermore, each Series A Unit shall have the right to convert to Series C Units at a conversion rate of ten (10) to one (1) (i.e., one (1) Series A Unit equals ten (10) Series C Units) upon the approval of the Board of Managers.

(c)

Series B Units. Series B Units will have the same rights as Series A Units except that Series B Units will be non-voting Units and Series B Units will not have the same ten (10) to one (1) conversion rights of Series A Units.

(d)

Series B Profits Units. Series B Profits Units will not have any ownership interest in the Company, will be non—voting Units,will not have the same ten (10) to one (1) conversion rights of Series A Units, and will only be entitled to share in the profits of the Company pursuant to this Agreement.

(e)

Series C Units. Series C Units will have the same rights as Series A Units except that Series C Units will be non-voting Units and Series C Units will not have the same ten (10) to one (1) conversion rights of Series A Units. The units have been specifically authorized for issuance as part of a Regulation A+ capital raise. These units will not have the same transfer restriction as Series B Units.

(f)

Other Securities. Subject to the rights of holders of Series AUnits, the Board of Managers is authorized to issue Units, or any other Series or type of debt or equity securities of the Company (including options, warrants or rights to receive Series A Units, Series B Units, or any other Series or type of debt or equity securities of the Company, including convertible securities) that the Board of Managers designates, at such times and on such terms as the Board of Managers determines. Any such action shall be memorialized, as applicable, in an amendment and/or restatement to this Agreement executed by the Managers.

(g)

Inclusions to "Units." For purposes of this Agreement, a Member's aggregate "Units", except for the holders of the Series B Profits Units, shall include the entire ownership interest of a Member in the Company at any time, including (a) the rights of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement, (b) all income, profits, Available Net Cash, fees or payments of whatever nature and all distributions to which any Member would be entitled, now or at any time hereafter, of whatsoever description or character; and (c) all of any Member's present and future rights to and in its Capital Account, whether by way of liquidating distributions or otherwise, and all of such Member's right to receive or Unit in any surplus of the Company in the event of the dissolution of the Company.

OPERATING AGREEMENT	3	UNATION, LLC.

Section 3.2     Ownership Interest. Series A Member's ownership interest shall be calculated by dividing the number of Units of such Series held by such Member by the aggregate number of all series of authorized Units. In addition, Series A Members are also entitled to the pro rata share of unissued Series B Units. Series B Member’s ownership interest shall be calculated by dividing the number of Units of such Series held by such Member by the aggregate number of all series of authorized Units.Series C Member’s ownership interest shall be calculated by dividing the number of Units of such Series held by such Member by the aggregate number of all series of authorized Units.

Section 3.3     Capital Contributions. No Member shall be obligated to make contributions of cash or other property to the Company for Units; however, Series A Unit Members may make contributions and certain other Members shall be obligated to make contributions for Series B Units purchased pursuant to the Company’s Subscription Agreement ("Capital Contribution"). A Member may loan funds to the Company with the prior written consent of the Board of Managers, which consent may be granted or withheld in the sole discretion of the Board of Managers, for any reason or no reason.

Section 3.4     Partition. Each Member waives any and all rights that it may have to maintain an action for partition of the Company's property.

Section 3.5     No Interest on Capital. No Member shall be entitled to any interest on any capital, if any, contributed by them to the Company.

Section 3.6     Withdrawal.

(a)

Except in connection with a Transfer to a Permitted Transferee (each as defined in Article 8.1 below) or a Transfer to which the Board of Managers consents pursuant to Section 8.1 hereof in which the transferee has been admitted as a Substitute Member (as defined below) and has assumed the obligations of a Member or as otherwise described herein, no Member shall have the right to withdraw from the Company without the prior written consent of the Board of Managers (which consent may be withheld in the Board of Managers sole discretion, for any reason or no reason). Effective on the date of a permitted withdrawal, such withdrawing Member shall be deemed to have withdrawn from the Company and shall no longer be a Member for purposes of this Agreement. From and after the effective date of such withdrawal, the withdrawing Member shall not be entitled to receive any distributions from the Company unless the withdrawing Member was a Member on the record date therefor.

(b)

If a Member withdraws from the Company in violation of Section 3.6(a), such Member shall not be entitled to any distribution or payment with respect to his, her or theirUnits in the Company and shall be liable to the Company for breach of this Agreement.

Section 3.7     Substitute and Additional Members.

(a)

Additional members may be admitted to the Company (the "Additional Members") upon the issuance of Units to such Additional Members. No Additional Member and no Person who is the transferee or assignee of all or a portion of the Units of a Member (a "Substitute Member") shall be entitled to any of the rights and benefits under this Agreement of the transferor or assignor of such interest (other than the right to distributions) unless and until:

(i)

the Additional Member or the Substitute Member, as the case may be, shall execute and acknowledge any instrument reasonably deemed by the Board of Managers to be necessary to effectuate such admission, which instrument shall include representations that such Additional Member or Substitute Member or their Affiliates is not a Prohibited Owner; and

OPERATING AGREEMENT	4	UNATION, LLC.

(ii)

the Additional Member or the Substitute Member, as the case may be, shall accept and assume in writing (in a form determined by the Board of Managers) all of the terms, conditions and obligations of this Agreement applicable to the Units being acquired by it.

(b)

As promptly as is reasonably practicable after the admission of an Additional Member or a Substitute Member in the Company, the Board of Managers or its designee shall reflect the addition of the Additional Member, or the addition of the Substitute Member and the deletion of the Member substituted therefor, and to set forth the respective designations, preferences and rights, as established by the Board of Managers, of the rightsof such Additional Member or Substitute Member, in the membership records of the Company, effective as of the date upon which any such Additional Member or Substitute Member first acquired theUnits in question.

Section 3.8     Company Reorganization. Subject to the rights of holders of Series A Units, if the Board of Managers, in its sole discretion, determines that conditions are favorable for the Company to reorganize as a corporation, the Company may be reorganized as a corporation and, in connection therewith, its equity interests (including but not limited to the Series A Units) may be reclassified as shares of stock (or securities convertible into, or options to purchase, such shares of stock) in such corporation on such terms and conditions as are approved by the Board of Managers, provided that the relative rights and preferences of the Series A Units shall not be materially modified. Each Member (including the Series A Members) or other direct or indirect holder of Units will be required to execute and deliver such instruments or documents as may be necessary or advisable in connection with any such reorganization.

ARTICLE IV
ALLOCATION OF PROFITS AND LOSS; DISTRIBUTIONS

Section 4.1     Allocation of Profits and Loss. Profits and Losses shall be allocated as follows:

(a)

First to each Series A Member in proportion to their respective Ownership Interests, which, again, shall be calculated by dividing the number of Units of such Series held by such Member by the aggregate number of all series of authorized Units. In addition, Series A Member’s are also entitled to their pro rata share of unissued Series B and C Units.

(b)

Second, to each Series B and C Member in proportion to their respective Ownership Interests, which shall be calculated by dividing the number of Units of such Series held by such Member by the aggregate number of all series of authorized Units, and, with respect to Series B Profits Members, only in proportion to any separate profits interest they may have in the Company.

Section 4.2     Distributions. Available Net Cash (as defined in Article XI), if available, shall be distributed by the Company at such time and in such amounts as shall be approved by the Board of Managers, in its sole and absolute discretion, in the following order of priority:

(a)

First to each Series A Member in proportion to their respective Ownership Interests, which, again, shall be calculated by dividing the number of Units of such Series held by such Member by the aggregate number of all series of authorized Units. In addition, Series A Member’s are also entitled to their pro rata share of unissued Series B and C Units.

(b)

Second, to each Series B and C Member in proportion to their respective Ownership Interests, which shall be calculated by dividing the number of Units of such Series held by such Member by the aggregate number of all series of authorized Units.

OPERATING AGREEMENT	5	UNATION, LLC.

Section 4.3     Capital Accounts. The Board of Managers shall establish and maintain capital accounts ("Capital Account") for each Member. Capital Accounts shall be maintained in accordance with Treasury Regulation§.1.704 -1(b)(2)(iv) and shall be interpreted and applied in a manner consistent therewith. If the Board of Managers shall determine that it is prudent to modify the manner in which the Capital Accounts are computed in order to comply with Treasury Regulation §.1.704 -1(b)(2)(iv), the Board of Managers may make such modification.

Section 4.4     Book/Tax Disparities; Section 754 Elections; etc.

(a)

In the case of contributed property, items of income, gain, loss, deduction and credit, as determined for federal income tax purposes, shall be allocated in a manner consistent with the principles of Section 704(c) of the Code by using a method described in Treasury Regulation§.1.704-3(d) selected by the Board of Managers, in its sole discretion, to take into account the difference between the agreed value of such property and its adjusted tax basis at the time of contribution or adjustment, as the case may be.

(b)

All items of income, gain, loss, deduction and credit recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by Board of Managers on behalf of the Company; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted by Section 734 and 743 of the Code.

Section 4.5     Certain Tax-Related Definitions.

(a)

For purposes of this Agreement, the terms "Profit" or "Loss" mean, for each fiscal year or other period, an amount equal to the Company's net taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), adjusted as follows: (i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss shall be added to such taxable income or loss; (ii) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as described in such Section pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profit or Loss, shall be subtracted from such taxable income or loss; and (iii) in the event the Carrying Value (as defined below) of any Company property is adjusted pursuant to Section 1.704- 1(b)(2)(iv)(f) of the Treasury Regulations or other pertinent sections of such Treasury Regulations, the amount of such adjustment shall be taken into account for purposes of computing Profit and Loss. Notwithstanding any other provisions, any items which are specially allocated pursuant to Section 4.6 shall not be taken into account in computing Profit or Loss.

(b)

For purposes of computing Profit and Loss, the term "Carrying Value" shall mean (i) with respect to contributed property, the agreed value of such property, (ii) with respect to property the book value of which is adjusted pursuant to Treasury Regulation§1.704-1(b)(2)(iv)(d), (e) or (f), the amount determined by the Board of Managers, and (iii) with respect to any other property, the adjusted basis of such property for federal income tax purposes as of the time of determination.

Section 4.6     Regulatory Allocations, Qualified Income Offset and Minimum Gain Chargebacks. The provisions of this Agreement are intended to comply with Code Section 704 and Treasury Regulations §’s. 1.704 -1(b) and 1.704 -2 and shall be interpreted and applied in a manner consistent with such Section and such Regulations. Notwithstanding anything to the contrary in this Agreement, the Members shall make such allocations as may be required in order to comply with Code Section 704 and Treasury Regulations §’s. 1.704 -1(b) and 1.704 -2 including any allocations necessary to satisfy the requirements for (i) a "qualified income offset"; (ii) a "minimum gain chargeback"; and (iii) a chargeback of "minimum gain attributable to partner nonrecourse debt" as such terms are defined in Treasury Regulation §’s 1.704 -1(b) and 1.704 -2.

OPERATING AGREEMENT	6	UNATION, LLC.

ARTICLE V
MANAGEMENT

Section 5.1     Management by the Board of Managers.

(a)

Powers. The management and control of the business and affairs of the Company shall be vested in a Board of Managers, which shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes of the Company, including all powers provided for in this Agreement, the Act or otherwise. Any Officer or employee of the Company authorized by the Board of Managers shall have the authority to bind the Company. Without limiting the generality of the foregoing, the Board of Managers shall establish overall policies for the Company, set long- range plans and objectives and direct the conduct of the Company's Officers and employees. No action shall be taken, sum expended, decision made or obligation incurred by the Company with respect to any matter regarding the Company unless such matter has been expressly approved by the Board of Managers as provided for herein.

(b)

Composition of Board of Managers. The Board of Managers shall initially consist of two (2) individuals, both of which shall be the Mangers, and each of whom shall be elected from time to time by the holders of Series A Units. The initial Managersunder this Agreement shall be John Bartoletta and Dennis Thomas.

(c)

Meetings. The Board of Managers shall meet no less frequently than quarterly and additionally at the request of the any Manager, such request to be made upon no less than three (3) business days notice by telephone, e-mail or facsimile transmission, which notice may be waived in each instance. Each such meeting shall be held at such date, time and place as the Managersmay determine. One or more Managers may participate in any meeting of the Board via telephone conference call or other electronic device by which all Managers may simultaneously hear all other Managers. A Manager may attend a meeting by proxy, provided that his proxyholder presents a written proxy at the meeting which empowers the proxyholder to take any action that the Manager could take if personally present. A proxyholder must be another Manager.

(d)

Voting and other Actions. ManagerJohn Bartoletta shall have two (2) votes and any other Managershall have one vote. All actions of the Board shall require the affirmative vote of a majority of the Managers. No Manager shall be liable to the Company for any loss or damage sustained by the Company, unless the loss or damage shall have been the result of fraud, deceit, or intentional misconduct.

(e)

Action by Written Consent Without a Meeting. Any action that may be taken at a meeting of the Board of Managers may be taken without a meeting if consent in writing setting forth the action so taken is signed by all of the Managers. All such consents shall be filed with the minutes of the Company and shall be maintained in the Company records.

(f)

Compensation. Except as determined and approved by holders of a majority of the Series A Units, Managers shall not be entitled to compensation for acting as such, provided that a Manager shall be reimbursed by the Company for reasonable out-of-pocket expenses incurred to attend meetings of the Board of Managers.

Section 5.2     CEO and Other Officers.

(a)

Generally. The day-to-day operations of the Company shall be under the control of a CEO of the Company duly appointed from time to time by the Board of Managers and subject to the supervision and direction of the Board of Managers. The Board of Managers may from time to time appoint such other officers who may include a chief financial officer, a chief operating officer, one or more vice presidents and such other officers as they consider appropriate. Such Officers shall exercise such duties as customarily pertain to such offices as determined by the Board of Managers.

OPERATING AGREEMENT	7	UNATION, LLC.

(b)

Appointment. The CEO and any officers of the Company appointed by the Board of Managers shall hold office until their successors are chosen by the Board of Managers. The CEO and any Officer may be removed at any time by the Board of Managers. Any vacancy occurring in any office of the Company shall be filled by the Board of Managers.

(c)

Compensation. Subject to the approval of holders of a majority of Series A Units, the Board of Managers shall determine and agree with the CEO and each officer on a reasonable amount of compensation for services rendered or to be rendered to the Company.

Section 5.3     Reliance by Third Parties.     Any Person dealing with the Company, the Managers or any officer or employee of the Company may rely upon a certificate signed by the CEO as to:

(a)	the identity of any of the CEO, any Manager or Officer;

(b)	the persons who are authorized to execute and deliver any instrument or document on behalf of the Company; or

(c)	any act or failure to act by the Company or as to any other matter whatsoever involving the Company.

Section 5.4     Other Business Interests.     So long as such business venture is not competitive with the Company, any Member, Manager or officer, or any Affiliate of any Member, may engage in or possess an interest in other business ventures of every kind and description, independently or with others, and may dedicate such time to such ventures as such Persons deem, in their discretion, necessary. None of the Company or the other Members shall have any rights in or to such ventures or the income or profits therefrom by virtue of this Agreement.

ARTICLE VI
BOOKS AND RECORDS; TAX MATTERS

Section 6.1     Books, Records and Financial Statements.     At all times during the continuance of the Company, the Company shall maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company's business. Such books of account, together with a certified copy of this Agreement (including any amendments and/or restatements hereof) and of the Certificate, shall at all times be maintained at the principal place of business of the Company and shall be open to inspection and examination at reasonable times by each Member and its duly authorized representative for any purpose reasonably related to such Member's interest in the Company.

Section 6.2     Company Audits.     At any time at the sole discretion of the Board of Managers, the financial statements of the Company may be audited by an independent certified public accountant, selected by the Board of Managers, with such audit to be accompanied by a report of such accountant containing its opinion. The cost of such audit will be an expense of the Company. A copy of any such audited financial statements and accountant's reports will be made available for inspection by the Members.

Section 6.3     Tax Matters Partner.     Dennis Thomas is hereby designated as "Tax Matters Partner" of the Company for purposes of §.6231(a)(7) of the Code and shall have the power to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the Internal Revenue Service relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes.

OPERATING AGREEMENT	8	UNATION, LLC.

Section 6.4     Taxation as Partnership.     The Company shall be treated as a partnership for U.S. federal income tax purposes.

ARTICLE VII
LIABILITY, EXCULPATION AND INDEMNIFICATION

Section 7.1     Liability.

(a)

Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members, the Managers, the officers and the employees of the Company (each a "Covered Person" and collectively "Covered Persons") shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

(b)	Except as otherwise expressly required by law, a Member, in his capacity as a Member of the Company, shall have no liability in excess of the amount of his Capital Contributions.

Section 7.2     Exculpation.

(a)

No Covered Person shall be liable to the Company, any Member or any other Person who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith in connection with the formation of the Company or on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person's gross negligence or willful misconduct.

(b)

A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company or the Board of Managers by any Person as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

Section 7.3     Indemnification.

(a)

Covered Persons. To the full extent permitted by applicable law, each Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 7.3 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.

(b)

Notice of Claims. Any Covered Person seeking indemnification hereunder (an "Indemnitee") shall promptly, and within 30 days after notice to it (notice to Indemnitee being the filing of any action, receipt of any claim in writing or similar form of actual notice) of any claim as to which it asserts a right to indemnification, notify the party from whom indemnification is sought (an "Indemnitor") of such claim. Indemnitee shall bill Indemnitor for any such claims no more frequently than on a monthly basis, and Indemnitor shall promptly pay (or cause to be paid) Indemnitee upon receipt of any such bill. The failure of Indemnitee to give the notification to Indemnitor contemplated above in this Section 7.3(b) shall not relieve Indemnitor from any liability or obligation that it may have pursuant to this Agreement unless the failure to give such notice within such time shall have been materially prejudicial to it, and in no event shall the failure to give such notification relieve Indemnitor from any liability it may have other than pursuant to this Agreement.

OPERATING AGREEMENT	9	UNATION, LLC.

(c)

Third Party Claims. If any claim for indemnification by Indemnitee arises out of an action or claim by a Person other than Indemnitee, Indemnitor may, by written notice to Indemnitee, undertake to conduct the defense thereof and to take all other steps or proceedings to defeat or compromise any such action or claim, including the employment of counsel; provided, that Indemnitor shall reasonably consider the advice of Indemnitee as to the defense or compromise of such actions and claims, and Indemnitee shall have the right to participate, at its own expense, in such proceedings, but control of such proceedings shall remain exclusively with Indemnitor. Indemnitee shall provide all reasonable cooperation to Indemnitor in connection with such proceedings. Counsel and auditor costs and expenses and court costs and fees of all proceedings with respect to any such action or claim shall be borne by Indemnitor. If any such claim is made hereunder and Indemnitor does not elect to undertake the defense thereof by written notice to Indemnitee, Indemnitee shall be entitled to control such proceedings and shall be entitled to indemnity with respect thereto pursuant to the terms of this Section 7.3(b). To the extent that Indemnitor undertakes the defense of such claim by written notice to Indemnitee and diligently pursues such defense at its expense, Indemnitee shall be entitled to indemnification hereunder only to the extent that such defense is unsuccessful as determined by a final judgment of a court of competent jurisdiction, or by written acknowledgment of the parties.

Section 7.4     Expenses.     To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 7.3 hereof.

Section 7.5     Insurance.     The Company may purchase and maintain insurance, to the extent and in such amounts as the Board of Managers shall, in its sole discretion, deem reasonable, on behalf of Covered Persons and such other persons as the Board of Managers shall determine, against any liability that may be asserted against or expenses that may be incurred by any person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such person against such liability under the provisions of this Agreement. The Company may enter into indemnity contracts with Covered Persons and such other Persons as the Board of Managers shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 7.4 hereof and containing such other procedures regarding indemnification as are appropriate.

ARTICLE VIII
TRANSFERS OF UNITS

Section 8.1     Transfers of Units.

(a)	Generally.

(i)

No Member or Security holder, other than the holders of Series C Units, may, at any time, directly or indirectly, assign, transfer, sell, exchange, syndicate, lien, encumber, pledge, or hypothecate (collectively, a "Transfer") all or any portion of its Units, or any direct or indirect beneficial or equity interest therein, or in the Company (collectively, "Equity Interests") to any Person without the prior written consent of the Board of Managers, which consent may be granted or withheld in the Board of Manager’s sole discretion, for any reason or no reason; provided, however, that any Member or Security holder who is an individual may Transfer all or any portion of such Equity Interest to any Permitted Transferee without such prior approval.

OPERATING AGREEMENT	10	UNATION, LLC.

(ii)

Any individual Member or Security holder making such Transfer to a Permitted Transferee shall provide written notice thereof to the Managers within ten (10) days of the Applicable Transfer. It is agreed that failure to provide such notice to the Board of Managers shall make the purported Transfer to the Permitted Transferee void ab initio.

(iii)

With respect to Transfers other than Permitted Transfers, the Board of Managers may condition its approval of any proposed Transfer of Units upon its receipt from the Member proposing to make such Transfer (the "Transferring Member") of a written notice to the Board of Managers (a "Transfer Notice") detailing all of the material terms of such proposed Transfer, including the name of proposed third party transferee or lender and the economic benefit to be derived by the Transferring Member from such transaction.

(iv)

If a Member Transfers all or any portion of its Units to a Permitted Transferee or with the consent of the Board of Managers as provided for above, the transferee may be admitted to the Company as a Substitute Member in accordance with Section 3.7 hereof. If a Transfer of Units is made in accordance with the provisions of this Section 8.1, the Board of Managers shall promptly record the admission of the Additional Member in the Company records.

(b)

Override on Transfers. Notwithstanding the fact that a Transfer may be (or may have been effected) to a Permitted Transferee or may have been approved by the Board of Managers pursuant to this Section 8.1, no Transfer of Units shall be permitted if such Transfer (i) violates any applicable law, including federal or state securities laws or regulations, (ii) causes the Company to be treated as a "publicly traded partnership" for tax purposes or (iii) would constitute a Transfer of a Unit to a Prohibited Owner, in which case any such purported Transfer shall be void ab initio.

ARTICLE IX
DISSOLUTION, LIQUIDATION AND TERMINATION

Section 9.1   Dissolution.

(a)	The Company shall dissolve, and its affairs shall be wound up, only upon the majority vote of the holders of Series A Units.

(b)	The Company shall not be dissolved by the admission of Additional Members or Substitute Members in accordance with the terms of this Agreement.

Section 9.2     Liquidation.     Upon dissolution of the Company, the Mangers shall carry out the winding up of the Company and shall immediately commence to wind up the Company's affairs; provided, however, that (i) the Managers shall have all of the powers set forth in the Act during the period of the winding up of the Company's affairs and (ii) a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Managers to minimize the normal losses attendant upon a liquidation. The Members shall continue to Unit in profits and losses of the Company during liquidation in the same proportions, as specified in Section 4.1 hereof, as before liquidation, provided that allocations of profits, losses and items thereof shall be made in a manner that results in the capital account balance (as described in Treasury Regulation 1.704 -1(b)) of each Member being equal to the distribution to be made to such Member pursuant to Section 9.3(c) . The proceeds of liquidation shall be distributed in the following order and priority:

(a)

first, to creditors of the Company, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof);

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(b)	thereafter, to the Members, pro rata in proportion to their respective positive capital account balances; and

(c)	thereafter, to the Members, pro rata in proportion to their respective Ownership Interests.

Section 9.3     Termination.     The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article IX and the certificate of formation shall have been canceled in the manner required by the Act.

Section 9.4     Claims of the Members.     Upon dissolution of the Company, the Members shall look solely to the Company's assets for the return of their capital contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such capital contributions, the Members shall have no recourse against the Company or any other Member.

ARTICLE X
MISCELLANEOUS

Section 10.1    Separability of Provisions.     Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 10.2    Counterparts.     This Agreement and any amendment or joinder hereto may be executed in any number of counterparts and by facsimile and electronic mail, each of which, when taken together, shall be deemed an original of this Agreement and one and the same Agreement.

Section 10.3    Entire Agreement.     This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings or agreements between the parties.

Section 10.4    Governing Law.     This Agreement shall be governed by, and construed under, the laws of the State of Florida (without regard to the conflict of laws principles of such State).

Section 10.5    Litigation. Jurisdiction and venue with respect to any legal proceeding arising under this Operating Agreement shall properly and exclusively lie in either (i) the Thirteenth Judicial Circuit in the State of Florida, in and for Hillsborough County, Florida or (ii) the United States District Court for the Middle District of Florida (Tampa Division). Furthermore, if any legal action is pursued as a result of this Operating Agreement or the subject matter of this Operating Agreement, the prevailing party shall be entitled to its attorneys’ fees and costs.

Section 10.6    Remedies.     The rights and remedies of the Company and of the Members hereunder shall not be mutually exclusive, i.e., the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof. Except as otherwise provided for herein, it is expressly understood and agreed by the Members that, notwithstanding any other remedies which may be available at law or in equity to the Company, the Members or any of their respective Affiliates, the remedies available to such Persons upon a failure by any other such Person to perform any of its obligations hereunder, or upon a breach of any agreement, covenant or representation hereunder, shall be limited to those remedies which are expressly set forth in this Agreement, and all remedies which are not set forth herein, whether at law, equity or otherwise, are hereby waived by the Members in their own capacities and on behalf of their Affiliates.

OPERATING AGREEMENT	12	UNATION, LLC.

Section 10.7    No Third Party Beneficiaries.     Nothing in this Agreement, expressed or implied, is intended to confer any rights or remedies upon any Person, other than the Members and, subject to the restrictions on assignment contained herein, their respective successors and assigns.

Section 10.8    Amendments.     This Agreement may be modified, altered, supplemented or amended in any manner only with the approval of holders of a majority of the Series A Units; provided, however, that any amendment that changes the rights, privileges and obligations of Series B Unitsor Series C Units shall require the approval of holders of a majority of the Series A Units.

Section 10.9    Interpretation.     Whenever appropriate in the context, terms used in this Agreement in the singular also include the plural, and vice versa, and each masculine, feminine or neuter pronoun shall also include the other genders. Unless otherwise expressly stated herein, all references to the term "including" shall be deemed to be interpreted as meaning "including, without limitation". Unless otherwise expressly stated herein, all references to the phrase "applicable law" shall be deemed to include provisions of rules and regulations promulgated under applicable law. Except as otherwise expressly provided herein, all references herein to any contract, agreement, law, rule, regulation or other document shall refer to such contract, agreement, law, rule, regulation or other document as amended from time to time.

Section 10.10   Captions. The captions of articles, sections and schedules of this Agreement are for convenience only, and neither limits nor amplifies the provisions of the Agreement itself.

Section 10.11 Notices.     All notices, demands, approvals, consents and requests to be sent to the Company, any Manager, or any Member pursuant to the terms hereof shall be in writing and shall be deemed to have been properly given or served, if personally delivered, sent by recognized messenger or next day courier service, or sent by United States mail, in the case of the Company or any Managerthe address set forth in Section 1.3 above and, in the case of any Member, to such Member’saddress as set forth in the Company’s records, and will be deemed received, unless earlier received: (a) if sent by express, certified or registered mail (and if by registered mail, with return receipt requested), when actually received or delivery refused; (b) if sent by messenger or courier, when actually received or refused, provided it is received or refused on the same Business Day; (c) if delivered by hand, on the date of delivery or refusal; and (d) if sent by first-Series mail, seven (7) days after it was mailed, unless returned to sender for any reason by the United Stated Postal Service, but not at the request of the addressee. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, demand or request sent.

ARTICLE XI
DEFINITIONS

Section 11.1    Certain Defined Terms.     When used in this Agreement, the following terms have the indicated meanings. All other capitalized terms are defined elsewhere in this Agreement.

"Affiliate" or "Affiliates" of a specified Person is a Person or Persons that (i) directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified, or (ii) in the case of a natural person, is a spouse, natural brother or sister, linear ancestor or linear descendant of any such specified person, or (iii) in the case of a natural person, is a legal representative or trustee of any such specified persons, or (iv) is an officer, Manager, trustee, employee, Unitholder, member, partner, principal or trust for the benefit of any entity or Person referred to in the preceding clauses (i), (ii) or (iii); provided, however, for the purposes of this Agreement, that no Member shall be deemed an Affiliate of any other Member or any officer or agent of the Company solely by virtue of the relationship of those parties to each other pursuant to this Agreement.

“Authorized Unit” means one of the defined or specified total number of Units of a series determined by the Board of Managers.

OPERATING AGREEMENT	13	UNATION, LLC.

"Available Net Cash" means, for any fiscal period, any operating receipts of the Company (including the cash proceeds received by the Company in connection with any Capital Event) after payment of (i) any amounts required to pay costs and expenses of the Company, including normal operating expenses, taxes and professional or other fees, (ii) any payments of any Indebtedness, (iii) amounts of any reserves as may reasonably be determined by the Board of Managers, and (iv) Preferred Distributions with respect to Series B Units. For purposes of this definition, the term "Indebtedness" means, with respect to the Company, (a) all indebtedness for borrowed money, (b) the deferred purchase price of assets or services which, in accordance with generally accepted accounting principles, would be reflected as a liability, (c) the maximum amount of all letters of credit issued for the account of the Company, (d) all capitalized lease obligations, and (e) obligations to guarantee the debt of another Person.

"Business Day" shall mean any day other than a Saturday, Sunday or any day on which national banks in New York, New York are not open for business.

"Capital Event" means any event not occurring in the ordinary course of business of the Company, pursuant to which the Company receives any consideration with respect to its assets or the disposition thereof or of any interest therein, and including, without limitation, any sale, financing, refinancing, exchange, redemption, conversion or liquidation of all or any part of the assets of the Company (including equity interests owned by the Company).

"Code" shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of future laws.

"Control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through (i) the ownership of voting Units, (ii) general partnership interests, (iii) common Managers or trustees, or (iv) by contract or otherwise.

“Issued Unit” means a Unit that is actually owned by a member.

“Managers” means the Individuals authorized under state and federal law to make decisions and transact business on behalf of the Company, to include signing contracts on behalf of the Company and conducting financial business on behalf of the Company.

"Permitted Transferee" means, as to any Member or Security holder who is a natural person, but in any event solely in the furtherance of such Member or Security holder’s estate planning: (a) the spouse, brother, sister, lineal ancestor or lineal descendent of such Member or Security holder, (b) the legal representative or trustee of such Member, Security holder or any individual specified in clause (a) of this definition, or (c) any partnership, limited liability company, trust or other entity (i) organized solely for the sole benefit of any individual specified in clause (a) of this definition or group of such related individuals and (ii) controlled by such Member or Security holder or such Member or Security holder’s Permitted Transferee.

"Person" means any legal person, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or other entity of similar nature.

"Prohibited Owner" means a proposed Additional Member or Substitute Member or other transferee or assignee of a Unit, or such Person's direct or indirect Unit holders, members, partners, controlling parties, beneficiaries or other owners of interests in such transferee, to the extent that any such Person is, are or has been (a) to the actual knowledge of the Company or any Member or their respective Affiliates, at the time of transfer or other transaction, as applicable, under investigation by any federal, state, local or foreign governmental authority for alleged criminal behavior or (b) a Person which, directly or indirectly, is engaged in any business which the Company is engaged at the time of the proposed Transfer.

"Security holder" means any Person holding a direct or indirect equity interest in a Member.

OPERATING AGREEMENT	14	UNATION, LLC.

"Treasury Regulations" means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unissued Units” means the number of Units remaining from the total authorized Units and those Units which have been issued.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first set forth below.

Date: April 30, 2016

Signatures

UNATION, LLC

John Bartoletta, as its Manager

MARQUESAS CAPITAL PARTNERS, LLC

Dennis Thomas, as its Manager

OPERATING AGREEMENT	15	UNATION, LLC.